ADVISOR AGREEMENT

This Advisor Agreement (“Agreement”), dated as of February 21, 2024 (“Effective Date”), is by and between Logility, Inc. (“Company”), and James C. Edenfield (“Consultant”).
WHEREAS, Consultant, as a founder, former member of the Board of Directors (“Board”) of American Software, Inc., the Company’s parent corporation (“Parent”), and former executive employee of Parent, has unique, special knowledge of the business and operations of the Company and its Affiliates (defined below);
WHEREAS, in light of Consultant’s unique knowledge and expertise, the Company desires for Consultant to perform certain Services (as defined below) for the Company; and
WHEREAS, Consultant has agreed to provide such Services pursuant to this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and obligations in this Agreement and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:
1.Services. Upon request from time to time of the Board, Consultant will observe Board meetings and provide advice to the Board (“Services”).
2.Compensation.
(a)As compensation for providing the Services, Company will pay Consultant fifty thousand dollars ($50,000) per year, payable in twenty-five thousand dollar ($25,000) increments every six months, beginning on the Effective Date. Company will pay such incremental amount on or before 30 days after the applicable six month anniversary of the Effective Date. Upon termination of the Agreement, Consultant will have the right to retain the preceding twenty-five thousand dollar ($25,000) payment, without providing a refund back to Company.
(b)As additional compensation for providing the Services, the Company will continue to enroll Consultant and his dependents in Company’s health insurance plan and will pay Consultant’s monthly premium that is required to maintain such health insurance. In the event that Consultant dies, the Company will continue to enroll the Consultant’s spouse in the Company’s health insurance plan for up to and no more than eighteen (18) months after his death and will pay the monthly premiums required to maintain such health insurance during such eighteen (18) month period. Consultant will otherwise remain responsible for Consultant and his dependents’ medical expenses, including without limitation any co-payments, deductibles or medical expenses that are not covered by such health insurance.
(c)As additional compensation for providing the Services, Consultant’s unvested stock options and Restricted Stock Units issued under written agreements by and between Consultant and Parent will continue to vest, even though Consultant is no longer an employee or Board member of Parent.
3.Term. This Agreement shall be effective as of the Effective Date and shall continue from year to year until terminated by either party upon thirty (30) days’ written notice to the other party for any or no reason or until the death of Consultant. The effective date of termination of this Agreement is the “Termination Date.” Notwithstanding the termination of this Agreement in the event of Consultant’s death, the obligations in Section 2(a) will survive such termination, as set forth above in Section 2(a).
4.Confidentiality.

(a)As used herein, “Confidential Information” means all information disclosed by the Company or any of its Affiliates to the Consultant, whether orally or in writing, that is designated as confidential or that reasonably should be understood to be proprietary or confidential given the nature of the information and the circumstances of disclosure. Confidential Information shall include, but not be limited to, business and marketing plans, technology and technical information, customer and supplier lists, pricing, product plans and designs, and business processes. However, Confidential Information shall not include any information that: (i) is or becomes generally known to the public without breach of any obligation owed to the Company; (ii) was known to the Consultant prior to its disclosure by the Company without breach of any obligation owed to the Company; (iii) is received from a third party without breach of any obligation owed to the Company; or (iv) was independently developed by the Consultant without violation of any obligation under this Agreement.
(b)During the Consultant’s engagement by the Company and for five (5) years after the Termination Date, or such longer period as may be authorized for Confidential Information that is a trade secret under applicable law, the Consultant will not at any time, directly or indirectly: (i) use any Confidential Information for any purpose; or (ii) except as otherwise authorized by the Company, disclose any Confidential Information to any other person or entity, in each case except as required in connection with the performance of the Consultant’s duties for the Company, and except to the extent required by law (but only after the Consultant has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure).
(c)Upon the termination of the Consultant’s engagement by the Company, or upon the Company’s request for any reason, the Consultant shall promptly return to the Company or destroy, as the Company directs, all materials (including all electronic and hard copies) in the Consultant’s possession that contain, summarize, or in any way relate to Confidential Information.
(d)The Consultant will not be held criminally or civilly liable under this Agreement for a disclosure of Confidential Information, including trade secrets, that: (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, if the Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Consultant may disclose the Confidential Information, including trade secrets, to his or her attorney and may use that information in the court proceeding, if the Consultant: (A) files any document containing such information under seal, and (B) does not disclose it, except pursuant to court order.
5.Intellectual Property; Assignment.
(a)Except and solely to the extent prohibited by applicable law, all inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or other intellectual property rights or any interest therein (each, a “Development”, and collectively, “Developments”) made by the Consultant, either alone or in conjunction with others, at any time or at any place during the Consultant’s engagement by the Company, whether or not reduced to writing or practice during such period of engagement, that (i) relate to an existing or prospective Company product or service at the time the Consultant develops, invents, or creates them, (ii) are developed for use by the Company, or (iii) are developed or promoted with existing Company intellectual property or with the Company’s endorsement, shall be and hereby are the exclusive property of the Company without any further compensation to the Consultant. In addition, without limiting the generality of the prior sentence, all Developments that are copyrightable by the Consultant are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company.

(b)The Consultant shall promptly disclose any Developments to the Company. If any Development is not the property of the Company by operation of law, this Agreement or otherwise, the Consultant will, and hereby does, assign to the Company all right, title and interest in and to such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development. The Consultant shall sign all instruments necessary for the filing and prosecution of any applications for, or extensions or renewals of, patent and other intellectual property registrations or filings of the United States or any foreign country that the Company desires to file in connection with any Development. The Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Consultant’s death or incapacity), to act for and in the Consultant’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such intellectual property registrations or filings, or other similar documents with the same legal force and effect as if executed by the Consultant.
(c)For the avoidance of doubt, the foregoing subsections are not intended to apply to any Development that does not meet the stated criteria, including without limitation contributions to open source software and Developments created prior to engagement by the Company (“Other Developments”); provided, that if the Consultant includes any Other Development in a Company product or service, the Consultant hereby grants to the Company a non-exclusive, irrevocable, fully paid-up, royalty-free, perpetual, sublicensable, transferable, worldwide license to use such Other Development without restriction in any way or implementation, in modified form, or as is, by itself, or incorporated into another product or service.
6.Consultant Acknowledgment. The Consultant acknowledges and agrees that: (a) the restrictions contained in this Agreement are necessary and reasonable to protect the Company’s legitimate business interests in its trade secrets and other valuable Confidential Information and its relationships and goodwill with its employees and existing and prospective customers and vendors; and (b) the restrictions in this Agreement have been drafted as narrowly as reasonably possible to protect such legitimate business interests.
7.Remedies. Without limiting the remedies available to the Company, the Consultant acknowledges that a breach of any of the covenants contained herein could result in irreparable injury to the Company for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek, without having to post bond, an injunction or such other equitable relief as may be required to enforce specifically any of the covenants hereof. Any such relief shall be in addition to, and not in lieu of, any other remedies to which the Company may be entitled.
8.Independent Contractors. The relationship between the parties hereto is that of independent contractors. The Consultant shall be free to arrange the time, manner of performance and other details of the Services. The parties acknowledge and agree that neither this Agreement nor any related document shall in any respect be interpreted, deemed or construed as creating a partnership or joint venture between the parties, or making either party an agent or representative of the other party, and each party agrees not to make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving any of the parties. In no event shall either of the parties be liable for debts or claims accruing or arising against the other party. The Consultant represents and warrants to Company that: (a) the Consultant is an independent contractor; (b) the Company shall not be required to withhold taxes from any payments due to the Consultant, and, if applicable, the Consultant shall pay all applicable sales and use taxes relating to the Services; and (c) Consultant is not entitled to participate in any of Company’s benefits programs other than health insurance. Consultant will not subcontract or otherwise assign or delegate performance of the Services to a third party without Company’s prior, written approval in each case.

9.Tax Matters. The Consultant shall be solely responsible for withholding and paying all taxes relating to the Services and the fees paid hereunder, including without limitation any federal, state or local income, business, franchise, withholding, social security or other similar taxes or estimated taxes and any and all unemployment or other similar insurance premiums or fees. The Company shall be solely responsible for taxes based on the Company’s income or property.
10.Notice. Except as otherwise specified in this Agreement, any notice required or permitted to be given under this Agreement will be sufficient if given in writing and: (i) personally delivered; (ii) deposited for next day delivery with a reputable overnight courier service; (iii) deposited in the mail, prepaid and certified or registered with return receipt requested; or (iv) sent by e-mail with confirmation of receipt by response email, provided that an automatic “read receipt,” out of office message or similar automated message will not constitute confirmation of receipt, in each case addressed as follows (or to such other address as a party may specify by notice in accordance with the terms of this Section):

If to the Company:	If to the Consultant:
Logility, Inc. 470 East Paces Ferry Rd. NE Atlanta, GA 30305 Attn: Legal Department E-mail: notice@logility.com	James C. Edenfield [On file with the Company]

11.Survival. This Agreement shall survive the termination of the Consultant’s engagement by the Company, and shall continue thereafter in full force and effect in accordance with its terms. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company, and to any of the Company’s parents, subsidiaries, and affiliates not included hereunder. As used herein, “successor” means any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires or gains control of all or substantially all of the assets or the business of the Company.
12.Severability. If any provision of this Agreement is held by a court having jurisdiction over the parties to be wholly or partially unenforceable for any reason, such unenforceability shall not affect the remainder of this Agreement, which shall remain in full force and effect. Without limiting the generality of the foregoing, if any of the provisions contained in this Agreement for any reason is held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.
13.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to its conflict of laws principles.
14.Amendments. No modification, amendment, or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom the modification, amendment or waiver is to be asserted.
15.Waivers. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.
16.Headings; Gender; Number. The headings and captions in this Agreement are for convenience and identification purposes only, are not an integral part of this Agreement, and are not to be considered in the interpretation of any part of this Agreement. When the context so requires, the masculine, feminine and neuter genders may be used interchangeably and the singular may include the plural and vice versa.
17.Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, proposals or representations, written or oral, concerning such subject matter.
18.Affiliates. This Agreement will also benefit Company’s Affiliates (defined below) that Company elects to utilize the Services under this Agreement and who are obligated to be bound by this Agreement. Each reference to Company in this Agreement will be deemed to also include such Affiliates. Company is responsible for any breach of this Agreement by Company’s Affiliates; any claim, action or proceeding by Consultant against such Affiliates arising out of or relating to this Agreement will be brought against Company in lieu of such Affiliates. “Affiliates” means those legal entities that are any one or more of the following: controlled by a party to this Agreement, are under common control with such party, or that control such party. For purposes of the preceding sentence, “control” means direct and indirect ownership of fifty percent (50%) or more of the voting securities, other equity, assets or other financial interests of the applicable entity, but such corporation, company or other entity shall be deemed to be an Affiliate only as long as the criteria set forth in this definition are met.
19.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Consultant:                        Company:

James C. Edenfield                    Logility, Inc.

By:                             By:
Date:                             Name:
                            Date:
                            Title:
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